Exhibit 99.2

Press Release

Investor Contact: Ahmed Pasha 703-682-6451

Media Contact: Amy Ackerman 703-682-6399

AES Announces the Upsizing of its Tender Offers to Up to $1.584 Billion Aggregate Purchase Price for Certain Outstanding Notes

ARLINGTON, Va., May 15, 2020 – The AES Corporation (NYSE: AES) (“AES” or the “Company”) announced today the upsizing of the previously announced cash tender offers (the “Tender Offers” and each, a “Tender Offer”) for up to $1.485 billion combined aggregate purchase amount of certain outstanding notes that are subject to the Tender Offers (collectively, the “Securities”) as set forth in the Offer to Purchase (as defined below). AES is increasing the aggregate purchase price from $1.485 billion to $1.584 billion (the “Aggregate Purchase Price”), and is increasing the aggregate maximum tender cap to an aggregate principal amount of Securities that would not result in an Aggregate Purchase Price that exceeds $1.584 billion (such amount, subject to further increase or decrease, the “Aggregate Maximum Tender Cap”). AES is also increasing the aggregate purchase price of its 4.875% 2023 Notes and the 4.500% 2023 Notes (collectively, the “2023 Notes”) from $970 million to $1.069 billion (the “2023 Notes Purchase Price”) and increasing the tender cap with respect to the 2023 Notes to an aggregate principal amount of the 2023 Notes that would not, collectively, result in the purchase price for the 2023 Notes to exceed $1.069 billion (the “2023 Notes Tender Cap”). The other terms of the Tender Offers described in the Offer to Purchase remain unchanged. AES reserves the right, subject to applicable law, to further increase or decrease the Aggregate Maximum Tender Cap or increase, decrease or waive the 2023 Notes Tender Cap.

AES’ obligation to accept for purchase, and to pay for, Securities validly tendered pursuant to the Tender Offers are subject to, and conditioned upon, certain conditions, including the condition that AES shall have obtained debt financing in a minimum aggregate amount, together with cash on hand and other available sources, to purchase the tendered Securities, including payment of the Tender Offer Consideration or Total Consideration (each as defined in the Offer to Purchase), as applicable, Accrued Interest and any fees payable in connection with the Tender Offers, subsequent to the date hereof and on or prior to the Final Settlement Date, on terms and conditions reasonably satisfactory to us (the “Financing Condition”). The Tender Offers are not conditioned on any minimum amount of Securities being tendered. AES may amend, extend or terminate the Tender Offers in its sole discretion.

AES has retained Credit Suisse Securities (USA) LLC to serve as the Dealer Manager and Solicitation Agent for the Tender Offers. Global Bondholder Services Corporation has been retained to serve as the Information and Depositary Agent for the Tender Offer. Questions regarding the Tender Offers may be directed to Credit Suisse Securities (USA) LLC at (212) 538-5828 (collect). Requests for the Offer to Purchase may be directed to Global Bondholder Services Corporation at 65 Broadway – Suite 404, New York, New York 10006, Attn: Corporate Actions, (212) 430-3774 (for banks and brokers) or (866) 470-4200 (for all others).

AES is making the Tender Offers only by, and pursuant to, the terms of the Offer to Purchase. None of AES, the Dealer Manager and Solicitation Agent, the Information Agent and Tender Agent makes any recommendation as to whether holders of Securities should tender or refrain from tendering their Securities. Holders of Securities must make their own decision as to whether to tender Securities and, if so, the principal amount of the Securities to tender.

The Tender Offers are not being made to holders of Securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Tender Offers to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of AES by the Dealer Manager and Solicitation Agent, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

This press release does not constitute an offer to purchase securities or a solicitation of an offer to sell any securities or an offer to sell or the solicitation of an offer to purchase any new securities, nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful. Capitalized terms used in this press release but not otherwise defined herein have the meanings assigned to them in the Offer to Purchase.

About AES

The AES Corporation (NYSE: AES) is a Fortune 500 global power company. We provide affordable, sustainable energy to 14 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce is committed to operational excellence and meeting the world’s changing power needs. Our 2019 revenues were $10 billion and we own and manage $34 billion in total assets. To learn more, please visit www.aes.com. Follow AES on Twitter @TheAESCorp.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Such forward-looking statements include, but are not limited to, the Tender Offers and Consent Solicitations, the details thereof, other expected effects of the Tender Offers and Consent Solicitations and the proposed concurrent debt financing to satisfy the Financing Condition and the use of proceeds therefrom.

Actual results could differ materially from those projected in AES’ forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results include the aggregate amount of notes tendered (which could lead to retirement or repayment of other existing debt), the successful pricing and closing of the proposed concurrent debt financing to satisfy the Financing Condition, and risks and uncertainties discussed in the Offer to Purchase related to the Tender Offers and AES’ filings with the Securities and Exchange Commission (the “SEC”), including, but not limited to, the risks discussed under Item 1A: “Risk Factors” and Item 7: “Management’s Discussion & Analysis of Financial Condition and Results of Operations” in AES’ 2019 Annual Report on Form 10-K and in subsequent reports filed with the SEC. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Any Stockholder who desires a copy of AES’ 2019 Annual Report on Form 10-K filed February 27, 2020 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. A copy of the Form 10-K may be obtained by visiting AES’ website at www.aes.com.